Exhibit 10.52

DIRECTOR AGREEMENT

This Director Agreement, entered into on this 14th day of October, 2011, is entered into by and between Steel Dynamics, Inc., an Indiana corporation (the “Company”), and Keith E. Busse, an individual residing at the address set forth on the signature page hereof (the “Director”).

WHEREAS, Director currently serves as the Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, notwithstanding the Director’s retirement as the Chief Executive Officer of the Company on the Effective Date (as hereinafter defined), Director and the Company desire that, in addition to the continuation of his service as a member of the Company’s Board, Director will continue to serve as the Chairman of the Board; and

WHEREAS, the Company desires to provide to Director certain payments and benefits in exchange for the additional services to be performed for the Company in those capacities by Director.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Effectiveness.  This Agreement shall be effective as of January 1, 2012 (the “Effective Date”).

2.                                      Position and Duties.  Notwithstanding his retirement as Chief Executive Officer and an employee of the Company on the Effective Date, the parties hereto agree and acknowledge that they intend that Director continue to serve in the capacity of Chairman of the Company’s Board following the Effective Date. Director’s election to the Board, however, shall be subject to nomination by the Board on recommendation by the Nominating and Corporate Governance Committee, as well as to shareholder approval, and Director’s service as Chairman of the Board will likewise be subject to annual Board appointment, consistent with the Company’s Articles of Incorporation, bylaws and other applicable regulatory and governance requirements. As Chairman of the Board and/or as a member of the Board, Director will have the duties and responsibilities customary for such position.

3.                                      Remuneration.

(a)                                  Director Fees.  While serving on the Board from and after the Effective Date, Director will receive an annual director fee equal to the basic director fee (excluding any committee fees) paid to other non-employee directors, in cash and in deferred stock units (DSUs), in the amount approved from year-to-year by the Compensation Committee, payable quarterly. Such director fee shall be paid at the same time and in the same form as the fees paid to other Board members generally.

(b)                                 Board Chairman Fees.  While serving as  Board Chairman, and in addition to his director fee described in Section 3(a), Director, in his capacity as  Board Chairman, will receive an additional stipend, at the annual rate of One Hundred Thousand Dollars ($100,000) in cash, payable quarterly.

4.                                      Other Terms.  Director will be subject to all terms and conditions applicable to outside directors of the Company (including the terms and form of payment of director or  Board Chairman compensation, entitlement to indemnification, D&O insurance and expense reimbursement policies). Director will be entitled to reimbursement for all reasonable expenses incurred by him in connection with his service as a director and as  Board Chairman, in accordance with the policies and practices of the Company regarding reimbursements, as in effect from time to time.

5.                                      Independent Contractor.  Director shall be an independent contractor from and after the Effective Date, and will not be deemed an employee of the Company for any purposes, including for purposes of employee benefits, income tax withholding, FICA taxes, unemployment benefits or any other purpose. In addition, this Agreement shall not entitle Director to receive from the Company any employee benefits or reimbursements with respect thereto, except for those fees, benefits or reimbursements to which he may be entitled hereunder as a member of the Board or its  Board Chairman.

6.                                      Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of service under this Agreement, if any, may only be made upon a “separation from service” as determined under Section 409A (a “Separation from Service”). Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. If (i) Director is a “specified employee” (as defined in Section 409A) at the time his service as a Director of the Company terminates, (ii) the payment constitutes deferred compensation that is subject to Section 409A, and (iii) the payment is due on account of Director’s Separation from Service for a reason other than Director’s death or because Director is “disabled” (within the meaning of Section 409A), then such payments shall be made, together with interest at the applicable federal rate, on first business day of the seventh (7th) month after Director’s Separation from Service.

7.                                      Enforceability; Jurisdiction; Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that is not resolved by Director and the Company shall be submitted to arbitration in Allen County, Indiana, in accordance with Indiana law and the Commercial Arbitration Rules of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and Director and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

8.                                      Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile or electronic transmission or, if mailed by ordinary mail, five days after the date of deposit in the United States mails as follows:

If to the Company, to:

Steel Dynamics, Inc.
Attn:  Theresa E. Wagler, CFO
7575 W. Jefferson Blvd.
Fort Wayne, IN  46804

If to Director, to:

Keith E. Busse
2730 Eggeman Rd.
Fort Wayne, IN  46814

Any such person may by written notice given in accordance with this Section 9 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

9.                                      Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No prior or contemporaneous agreements have been reached or entered between the parties, other than the Retirement Agreement and the Consulting Agreement, all of even date herewith.

10.                               Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the State of Indiana.

12.                               Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

13.                               Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“COMPANY”	STEEL DYNAMICS, INC.

/s/

By: Joseph D. Ruffolo, Lead Independent Director

/s/

By: Mark D. Millett, Chief Operating Officer

“DIRECTOR”	KEITH E. BUSSE

/s/